AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 30, 2012

REGISTRATION NO. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RESPONSE GENETICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	11-3525548
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1640 Marengo St., 6th Floor

Los Angeles, California 90033

(323) 224-3900

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Thomas A. Bologna

Chief Executive Officer

Response Genetics, Inc.

1640 Marengo St., 6th Floor

Los Angeles, California 90033

(323) 224-3900

Fax: (323) 224-3096

(Name, address, including zip code, and telephone number,

 including area code, of agent for service)

Copies to:

Steven A. Seidman, Esq.

Laura L. Delanoy, Esq.

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

(212) 728-8000

Fax: (212) 728-8111

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Securities and Exchange Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered (1)	Amount to be registered (2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Common stock, par value $0.001 per share	5,257,267	$1.905	$10,015,093.64	$1,147.73

(1)	This registration statement covers shares of common stock of Response Genetics, Inc. that may be offered and sold from time to time by the selling stockholders named herein.
(2)	Includes an indeterminate number of additional shares of common stock as may from time to time be issued by reason of stock splits, stock dividends and other similar transactions, which shares are registered hereunder pursuant to Rule 416 under the Securities Act of 1933, as amended.
(3)	Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended. The maximum price per share information is based on the average of the high and low sale price of the registrant’s common stock as reported on the NASDAQ Capital Market on April 24, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS   (Subject to Completion, dated April 30, 2012)

5,257,267 Shares

RESPONSE GENETICS, INC.

Common Stock

This prospectus covers up to 5,257,267 shares of common stock of Response Genetics, Inc. (“RGI”) that may be sold or otherwise disposed of from time to time by the selling stockholders named herein, or their transferees. We will not receive any of the proceeds from such sales.  The selling stockholders will bear all sales commissions and similar expenses.

The selling stockholders may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. For additional information on the possible methods of sale that may be used by the selling stockholders, you should refer to the section entitled “Plan of Distribution” on page 24 of this prospectus.

See “Risk Factors” beginning on page 4 for a discussion of matters that you should consider before investing in these securities.

Our common stock is quoted on the NASDAQ Capital Market under the symbol “RGDX.” On April 24, 2012, the reported last sale price of our common stock was $1.95 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is ______, 2012

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or the SEC, pursuant to which the selling stockholders may sell or otherwise dispose of up to 5,257,267 shares of our common stock, from time to time.  You should read both this prospectus and any prospectus supplement together with the additional information described in the sections titled “Where You Can Find More Information” and “Incorporation By Reference” below.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement.  Neither we nor the selling stockholders have authorized anyone to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  The selling stockholders will not make an offer of these securities in any jurisdiction where it is unlawful.  You should assume that the information in this prospectus or any prospectus supplement, as well as the information we have previously filed with the SEC and incorporated by reference in this prospectus, is accurate only as of the date of the documents containing the information.  Our business, financial condition, results of operations and prospects may have subsequently changed.

References in this prospectus to “we,” “us,” “our” or “the Company” mean Response Genetics, Inc. and its subsidiaries.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain information included or incorporated by reference in this prospectus contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 that involve inherent risks and uncertainties. These statements include in general forward-looking statements both with respect to us and the insurance industry. Statements that are not historical facts, including statements that use terms such as “anticipates,” “believes,” “expects,” “intends,” “plans,” “projects,” “seeks” and “will” and that relate to our plans and objectives for future operations, are forward-looking statements. In light of the risks and uncertainties inherent in all forward-looking statements, the inclusion of such statements in this prospectus should not be considered as a representation by us or any other person that our objectives or plans will be achieved. These statements are based on current plans, estimates and expectations. Actual results may differ materially from those projected in such forward-looking statements and therefore you should not place undue reliance on them. We undertake no obligation to release publicly the results of any future revisions we make to the forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

In addition to the factors described in “Risk Factors,” we believe that these factors include, but are not limited to the following:

●	our research and development activities, including the expected timing, progress or success of our research and development;

●	the advantages of our proprietary technology used in our testing services business and product candidates as compared to others and the expected benefits of our product candidates;

●	our ability to obtain U.S. and/or foreign regulatory approval for any of our product candidates and the timing, costs and other limitations involved in obtaining such approvals;

●	our ability to enter into and maintain any collaborations and client agreements with respect to our technologies or our product candidates and the terms of these agreements;

●	our ability to market, commercialize and achieve market acceptance for any of our product candidates that we are developing or may develop in the future;

●	our ability to protect our intellectual property and operate our business without infringing upon the intellectual property rights of others;

●	our cash needs;

●	our estimates for market sizes and anticipated uses of our testing services and product candidates;

●	our estimates for future performance; and

●	our estimates regarding anticipated operating losses, future revenue, expenses, capital requirements and our needs for additional financing.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this prospectus. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

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SUMMARY

Overview

Response Genetics, Inc. was formed as a Delaware corporation in September 1999.  We are a life sciences company engaged in the research and development of clinical diagnostic tests for cancer. Our mission is to provide personalized genetic information that will help guide physicians and patients in choosing the treatment from which a given patient is most likely to benefit.  We currently generate revenues primarily from sales of our ResponseDX® diagnostic tests, which we launched in 2008, and by providing clinical trial testing services to pharmaceutical companies.

Our proprietary technologies enable us to reliably and consistently extract the nucleic acids RNA and DNA from tumor specimens that are stored as formalin-fixed and paraffin-embedded, or FFPE, specimens and thereby to analyze genetic information contained in these tissues. Our technologies also enable us to use the FFPE patient biopsies for the development of diagnostic tests.

Our Approach

Clinical studies have shown that not all cancer chemotherapy works effectively in every patient, and that a number of patients receive therapy that has no benefit to them and may potentially even be harmful. Our goal is to provide physicians and cancer patients with a means to make informed, individualized treatment decisions based on genetic analysis of tumor tissues through the utilization of our proprietary technology as well as through the use of non-proprietary technology that could also benefit patients.

Our approach to achieving this goal is to provide a range of oncology diagnostic testing services, focusing on solid tumors, which include technical laboratory services and professional interpretation of laboratory test results by licensed pathologists. In addition, we provide extensive services to pharmaceutical companies and research organizations, including development of diagnostics and clinical trial testing services.

Response DX®

The outcome of cancer chemotherapy is highly variable due to genetic differences among patients. Some patients respond well with tumor shrinkage and increase in life span. Other patients do not obtain benefit from the same therapy but may still experience toxic side effects as well as delay in effective treatment and psychological trauma.

Many chemotherapy regimens are administered without any pre-selection of patients on the basis of their particular genetics. However recent development of very sensitive molecular technologies has enabled researchers to identify and measure genetic factors in patients’ tissues that can predict the probability of success or failure of many currently used anti-cancer agents. In order to increase the chances of a better chemotherapy outcome for cancer patients, we have and continue to develop genetic tests that measure predictive factors for tumor response in tumor tissue samples. We offer tests for non-small cell lung cancer (NSCLC), colorectal cancer (CRC) and gastric and gastroesophageal (GE) and melanoma cancer patients’ tumor tissue specimens through our ResponseDX: Lung®, ResponseDX: Colon®, ResponseDX: Gastric® and ResponseDX: Melanoma™ test suites. These test results may help doctors and patients decide the best course of treatment for patients.

Our ResponseDX® tests are commercially available through our laboratory located in Los Angeles, California, which is certified under the Clinical Laboratory Improvement Amendment of 1988 (CLIA).

Our Technology

The majority of our tests are based on the polymerase chain reaction (PCR), which is a sensitive, precise and reliable technology that gives numerical values that are not dependent on subjective interpretations. We developed and extensively validated technology to perform quantitative PCR analysis of gene expressions in formalin-fixed paraffin embedded (FFPE) tumor tissues. We have used our technological expertise in many projects for the pharmaceutical industry and for many collaborative scientific studies. The benefit of our capability for patients is that in many cases, no tissue samples other than the pre-treatment diagnostic biopsy will be required for the biomarker analysis.

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ResponseDX: Lung®, ResponseDX: Colon®, ResponseDX: Gastric® and ResponseDX: Melanoma™

We developed ResponseDX® in part by using our technology to extract genetic information from FFPE tumor specimens. Our technology provides gene expression information for each patient’s tumor tissue specimen. Our mission is to help doctors and patients choose the most effective cancer treatment options—the first time—based on genetic information from the patient’s tumor biopsy.

ResponseDX: Lung® comprises eight tests: ERCC1 expression, RRM1 expression, TS expression, KRAS mutational analysis, EGFR expression, EML4-ALK mutational analysis, ALK, and EGFR mutational analysis. ResponseDX: Colon™ comprises seven tests: ERCC1 expression, KRAS mutational analysis, TS expression, EGFR expression, PIK3 CA, NRAS and BRAF mutational analysis. We offer MSI mutation as a stand-alone test for colon cancer. ResponseDX: Gastric® comprises three tests: ERCC1 expression, TS expression and HER2 expression. ResponseDX: Melanoma™ comprises BRAF mutational analysis. Furthermore, we have found that KRAS, BRAF and EGFR mutations can be analyzed in various other tumor types. Therefore, we are also offering these tests in other tumor types. Physicians are ordering our tests to determine whether patients may benefit from a clinical trial of a new agent.

We have developed assays for single genes comprising the ResponseDX® panels for use in our CLIA lab. Assay development of these tests was done through appropriate validation procedures which determine the accuracy (sensitivity and specificity) of each test. Our experience in this area allows us to continue to develop additional tests for these and other ResponseDX® panels.

Recent Events

The Company has continued to incur losses and expects a decline in revenues for the first three-month period ended March 31, 2012 compared to prior periods.

Our Corporate Information

We were incorporated in Delaware in September 1999 as Bio Type, Inc. In August 2000, we changed our name to Response Genetics, Inc. Our principal executive offices are located at 1640 Marengo Street, 6th Floor, Los Angeles, California 90033, and our telephone number is (323) 224-3900.

Shares Covered Hereby

This prospectus covers up to 5,257,267 shares of our common stock that may be sold or otherwise disposed of from time to time by the selling stockholders named herein, or their transferees. We will not receive any of the proceeds from such sales.  The selling stockholders will bear all sales commissions and similar expenses.  See “Plan of Distribution” below.

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RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below and other information included or incorporated by reference in this prospectus before deciding to invest in shares of our common stock. If any of the following risks occur, the value of our common stock could decline.

Risks Related to Our Business, Our Financial Results and Our Need for Financing

Our operating results have in the past and could in the future fluctuate significantly.

Our operating results are difficult to predict and may fluctuate significantly from period to period, particularly because we currently derive a portion of our revenues from our clinical trial testing service business and are substantially dependent upon several key clients.  Additionally, the timing of when we receive samples for testing from our clients, and our resulting ability to generate revenue is also difficult to predict. Occasional fluctuations in the use of our testing services by our key clients will have a proportionately larger impact on our revenues and results of operations than for companies with a larger customer base.  We incurred net losses of $5,702,422 and $4,670,379 during the years ended December 31, 2011 and 2010, respectively.  We expect that our research and development, and general and administrative expenses will continue to increase and, as a result, we will need to generate significant revenues to achieve profitability.

It will be difficult for us to forecast demand for these products with any degree of certainty. We cannot make any assurances that our revenue will increase or be sustained in future periods or that we will be profitable in any future period. Any shortfalls in revenue or earnings from levels expected by our stockholders or by securities or industry analysts could have an immediate and significant adverse effect on the trading price of our common stock in any given period.

We have incurred operating losses for several years, had an accumulated deficit of $49,519,585 as of December 31, 2011, and there can be no assurances that we will be able to accomplish our business objectives and achieve profitability.

We did not commence selling our specialized diagnostic services until the fourth quarter of 2008. Consequently, any predictions about our future performance may not be as accurate as they could be if we had a longer history of successfully commercializing specialized diagnostic services. Since our inception and through December 31, 2011, we had an accumulated deficit totaling $49,519,585.

We have not yet fully demonstrated an ability to overcome many of the risks and uncertainties frequently encountered by companies in rapidly evolving fields, particularly in the biotechnology area. For example, to execute our business plan, we will need to:

●	continue to develop and maintain successful strategic relationships;

●	manage our spending while costs and expenses increase as we expand our efforts to discover, and develop;

●	continue to commercialize diagnostic testing services and products based on our proprietary technologies; and

●	potentially gain regulatory and commercial acceptance of our products.

If we are unable to accomplish these or other core objectives, we may not be able to generate revenue or profit, raise capital, develop product candidates or expand our business.

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Our inability to generate sufficient cash from operations or our inability to raise additional capital on acceptable terms in the future may limit our ability to develop and commercialize new product candidates and technologies.

We currently anticipate that our cash and cash equivalents, and revenues generated from our clinical trial testing services business and from ResponseDX® will be sufficient to fund our operations for 2012. Our average net quarterly cash burn rate for 2011 was approximately $1.7 million, which includes cost of revenues, research and development expenses, and general and administrative expenses. We currently do not have any expected material research expenditures other than in our normal course of business.

In addition we expect capital outlays and operating expenditures to increase over the next several years as we expand our infrastructure, commercial operations, research and development activities and enhance and possibly expand our testing facilities and/or offices in other countries.

For example, in 2011 and in prior years, we have incurred significant costs in connection with expanding our sales efforts and the research and development of our technologies and we expect to incur significant costs in the development of diagnostic tests and our database. We expect our selling and research and development expense levels to remain high for the foreseeable future as we seek to increase sales and enhance our current technologies and develop new technologies and product candidates.

Our future funding requirements will depend on many factors, including but not limited to the following:

●	The cost of upgrading and expanding our laboratory operations

●	The cost of maintaining and expanding our current contractual arrangements with pharmaceutical companies;

●	The financial terms and timing of any collaborations, licensing or other arrangements into which we may enter;

●	The rate of progress and cost of research and development activities associated with the development of diagnostic assays for the prediction of chemotherapy responses in cancer patients;

●	The costs of meeting any necessary regulatory compliance guidelines, and the imposition of penalties for failure to comply with regulatory guidelines;

●	The need to respond to technological changes and increased competition;

●	The costs of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights;

●	The cost and delays in product development that may result from changes in regulatory requirements applicable to our products;

●	Sales and marketing efforts to increase the size of the testing services market and to bring new product candidates to market;

●	Unforeseen difficulties in maintaining an effective sales and distribution network; and

●	Lack of demand for and market acceptance of our new product candidates and technologies.

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We may have difficulty obtaining additional funding and any potential issuance by us of additional debt or equity securities could negatively impact our common stockholders and cause dilution.

In the past we have relied upon external financing sources.  We may have difficulty obtaining additional funding and we cannot assure you that additional capital will be available to us when needed, if at all, or if available, will be obtained on terms acceptable to us. If we raise additional funds by issuing equity securities, dilution to our stockholders could result. Any equity securities issued also may provide for rights, preferences or privileges senior to those of holders of our common stock. If we raise additional funds by issuing debt securities, these debt securities would have rights, preferences and privileges senior to those of holders of our common stock, and the terms of the debt securities issued could impose significant restrictions on our operations. If we raise additional funds through collaborations and licensing arrangements, we might be required to relinquish significant rights to our technologies or product candidates, or grant licenses on terms that are not favorable to us. If adequate funds are not available, we may have to delay, scale back, or eliminate some of our operations or our research development and commercialization activities.

Our operating results are and will continue to be, for the foreseeable future, substantially dependent upon a few of our key clients and any deterioration of our relationship with these clients could adversely affect our operating results.

Our operating results are substantially dependent upon a few of our key clients and will continue to be so for the foreseeable future. For instance, in the year ended December 31, 2011, two of our clients, GlaxoSmithKline (“GSK”) and GlaxoSmithKline Biologicals (“GSK Bio”) accounted for approximately 15% and 23% of our revenues, respectively. In the year ended December 31, 2010, GSK and GSK Bio accounted for approximately 5% and 27% of our revenues, respectively. If our relationship with any of these key clients were to deteriorate or if we are not able to secure new clients if we lose a key client, our business and results of operations could be adversely affected.

Although we believe that we have a good relationship with our current key clients, we cannot assure you that they will not terminate their respective contracts or renew them beyond their current terms or that if they extend the current terms of their respective contracts, they will do so on terms favorable to us. If they do not renew or extend their respective contracts with us, our business and operating results may be adversely affected and this may negatively impact our reputation and our ability to service other clients and replace the lost clients.

We are expanding our current business into new areas which may never lead to revenues or profitability.

Currently, we are primarily a service company. We derive our current revenues principally from our clinical trial testing services business, providing pharmacogenomic information to physicians and pharmaceutical clients, using our technology from patient specimens provided by them. In the coming years, we will be increasing our efforts on research and development of diagnostic products using our technologies, an area in which we have relatively limited experience. Consequently, this expansion increases the risks associated with the ownership of our common stock. No assurance can be given that our efforts will result in any commercialized product candidates or that revenues or profits will be generated from sales of such product candidates.

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Risks Related To Our Intellectual Property

The rights we rely upon to protect our intellectual property underlying our product candidates may not be adequate, which could enable third parties to use our technology and would reduce our ability to compete in the market.

Our ability to execute our business plan will depend in part on our ability to obtain, protect and enforce patents on our technology and to protect our trade secrets and know-how. In addition to patents, we rely on a combination of trade secrets, copyright and trademark laws, nondisclosure agreements and other contractual provisions and technical measures to protect our intellectual property rights. Nevertheless, these measures may not be adequate to safeguard the intellectual property underlying our services and product candidates. If they do not protect our rights, third parties could use our technology, and our ability to compete in the market would be reduced. In addition, although our license agreement with The University of Southern California (“USC”) upon which our principal services and product candidates are based relates to an issued U.S. patent, some of the corresponding foreign applications are still pending. These applications, plus our other patent applications, may continue to be pending for several years, and may not result in the issuance of patents. Further, we cannot assure you that applied-for patents will be granted, if at all, in a manner that preserves the scope of the original application. Nor can we be certain that any issued patents would protect or benefit us or give us adequate protection from competing products, particularly in foreign countries where laws may not protect or enforce patent rights as fully as in the United States. For example, issued patents may be circumvented, challenged and declared invalid. In addition, employees, consultants and others who participate in the development of our product candidates may breach their agreements with us regarding our intellectual property, and we may not have adequate remedies for the breach. Further, we may not be able to effectively protect our intellectual property rights in the United States or in foreign countries. Moreover, our trade secrets and know-how may become known through other means not currently foreseen by us. Notwithstanding our efforts to protect our intellectual property, our competitors may independently develop similar or alternative technologies or products that are equal or superior to our technology and product candidates without infringing on any of our intellectual property rights or design around our proprietary technologies, any of which could harm our business.

As we expand our business into production of diagnostic tests and build up our microarray database, protecting our intellectual property will become increasingly important. The protective steps we have taken may be inadequate to deter our competitors from using our proprietary information. In order to protect or enforce our patent rights, we may be required to initiate litigation against third parties, such as infringement lawsuits. Also, these third parties may assert claims against us with or without provocation. These lawsuits could be expensive, take significant time and could divert management's attention from other business concerns. The law relating to the scope and validity of claims in the technology field in which we operate is still evolving and, consequently, intellectual property positions in our industry are generally uncertain. We cannot assure you that we will prevail in any of these potential suits or that the damages or other remedies awarded, if any, would be commercially valuable. During the course of these lawsuits, there may be public announcements concerning the results of the litigation. If securities analysts or investors perceive any of these results to be negative, it could cause our stock price to decline.

We may not be able to obtain adequate patent protection for new technologies and methods required for achieving our business objectives.

Our patent position involves complex legal and factual questions. Legal standards relating to the validity and scope of claims in the genomics technology field have evolved and are still evolving, including with regard to claims directed to diagnostic methods. Therefore, the degree of exclusivity that future patent protection may provide for our proprietary technologies in this field is uncertain. Likewise, legal standards relating to validity of claims to new methods of using known drugs are still evolving. Hence, the likelihood of patenting potential new therapeutic uses of drug repositioning candidates also is uncertain.

Specific risks and uncertainties that we face in the area of patent exclusivity include:

●	the pending patent applications we have filed, or to which we have licensed rights, may not result in issued patents or may take longer than we expect to result in issued patents;

●	the claims of any patents which are issued on our pending applications may not provide commercially meaningful protection or value;

●	the patents licensed or issued to us may not provide adequate exclusivity for all aspects of our proprietary genomics technology;

●	other companies may challenge patents issued or licensed to us; and

●	we may not be able to obtain adequate patent protection for commercialization of a potential new use of a repositioned (previously FDA approved for a different indication) drug candidate.

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Our product candidates could infringe on the intellectual property rights of others, which may cause us to engage in costly litigation and, if we do not prevail, could also cause us to pay substantial damages and prohibit us from selling our services and product candidates.

Although we believe that our proprietary rights do not infringe on the intellectual property rights of others, third parties may assert infringement or other intellectual property related claims against us. We may have to pay substantial damages, including damages for past infringement if it is ultimately determined that our product candidates infringe a third party's proprietary rights. Further, we may be prohibited from selling some of our product candidates before we obtain additional licenses, which, if available at all, may require us to pay substantial royalties. Even if these claims are without merit, defending a lawsuit takes significant time, may be expensive and may divert management's attention from other business concerns. Any public announcements related to litigation or interference proceedings initiated or threatened against as could cause our business to be harmed and our stock price to decline.

Our rights to use technologies licensed from third parties are not within our control and we may not be able to sell our product candidates if we lose our existing rights or cannot obtain new rights on reasonable terms.

We license from third parties technology necessary to develop some of our product candidates.. In return for the use of a third party's technology, we have agreed and may agree in the future to pay the licensor royalties based on sales of our product candidates. Royalties are a component of cost of revenue and impact the margin on our revenues. We may need to license other technology to commercialize future product candidates. Our business may suffer if any current or future licenses terminate, if the licensors fail to abide by the terms of the license or fail to prevent infringement by third parties, if the licensed patents or other rights are found to be invalid, or if we are unable to enter into necessary licenses on acceptable terms.

We have licensed our method of extracting RNA and DNA from USC. We have worldwide exclusive rights to that technology, but these exclusive rights will terminate upon the expiration of the licensed issued patent relating to the technology or final determination that the technology is not patentable for patent applications that are pending globally. Additionally, our exclusive rights may be terminated upon 60 days’ notice from USC if we breach the terms of the license agreement and fail to cure the breach, or immediately upon notice from USC if we fail to maintain the insurance coverage required by our license or, under certain circumstances, we have a bankruptcy petition filed by or against us. Under the agreement with USC, we are required to maintain a comprehensive general liability insurance policy in single limit coverage of not less than $1,000,000 per incident, a $1,000,000 annual aggregate for death, bodily injury or illness, and a $200,000 annual aggregate in property damage. We would be required to obtain additional insurance coverage if we or any sublicensee of ours began using the technology in human clinical trials, administering the technology or any products developed using the technology to humans or manufacturing or distributing it for non-clinical human use. No assurances can be given that we will be able to secure or maintain such insurance.

Termination of our agreements with USC could result in losing access to our extraction method and could delay or suspend our overall commercialization efforts. The failure to maintain the right to license such technology could require us to cease providing product candidates or services utilizing such licensed technology, and therefore, would result in a material adverse effect on our business.

Risks Related To Development, Clinical Testing And Regulatory Approval Of Our Services And Product Candidates

Any loss or suspension of a license; or imposition of a fine, penalties, or changes in regulatory requirements; or failure to obtain regulatory approval or to comply with regulatory requirements; could negatively affect our intended rollout of services and product candidates or continued operations.

The loss of or any significant failure to retain or obtain regulatory approvals, or to comply with any applicable regulatory requirements for the clinical processing laboratories in which our technologies are performed, could result in our being unable to provide services during the period in which the laboratories are not certified or authorized to provide those services. Such laboratories may be required to maintain current certification under the Clinical Laboratory Improvement Amendments of 1988 (CLIA), a federal law that regulates clinical laboratories that perform testing on human specimens for the purpose of diagnosis, prevention or treatment of disease. Certain states impose additional regulations on clinical laboratories located in state  or impose regulations on out of state laboratories  that conduct tests on their residents.

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We are subject to CLIA, which is administered by the Centers for Medicare and Medicaid Services (CMS) and extends federal oversight to virtually all clinical laboratories by requiring certification by the federal government or by a federally-approved accreditation agency. CLIA is designed to ensure the quality and reliability of clinical laboratories by mandating specific standards for personnel qualifications, administration, participation in proficiency testing, patient test management, quality control, quality assurance and inspections. The sanction for failure to comply with CLIA requirements may be suspension, revocation or limitation of a laboratory's CLIA certificate, which is necessary to conduct business, as well as significant fines and/or criminal penalties. If a laboratory is certified as "high complexity" under CLIA, the laboratory is permitted to obtain analyte specific reagents (ASRs), which are commercially marketed products that function as the building blocks of in vitro diagnostic tests and in-house diagnostic tests known as "home brews." We received our CLIA accreditation certificate as a "high complexity" laboratory in 2007. To renew this certificate, we are subject to survey and inspection every two years as well as the possibility of unannounced surveys at any time. Our CLIA accreditation was last renewed in May 2011.

Our clinical operations are also subject to regulation under state laws. State clinical laboratory laws generally require that laboratories and/or laboratory personnel meet certain qualifications, specify certain quality controls and require maintenance of certain records. For example, California requires that we maintain a state issued license and comply with California standards for our laboratory operations, including the standards for laboratory personnel and quality control. Certain other states, including Rhode Island, Florida, Maryland, New York and Pennsylvania, require that we hold licenses to test specimens from patients residing in those states. Additional states may require similar licenses in the future.  Potential sanctions for violation of these state requirements include significant fines and the suspension or loss of various licenses, certificates and authorizations, which could adversely affect our business and results of operations. Finally, we will be subject to regulation in foreign jurisdictions, including in Europe and Asia

New product development involves a lengthy, expensive and complex process and we currently have no validated or approved diagnostic candidates. We may be unable to develop or commercialize any of the product candidates we are currently researching. Moreover, even if we develop such candidates, they may be subject to significant regulatory review, approval and other government regulations.

We are currently conducting research and development on the application of our technologies to the therapeutic benefit of chemotherapy in colon, lung, gastric, pancreatic, bladder, and other cancers. There can be no assurance that our technologies will be capable of reliably predicting the therapeutic benefit of specific chemotherapies, with the sensitivity and specificity necessary to be clinically and commercially useful, or the therapeutic benefit of specific chemotherapies, or that we can develop and commercialize those technologies at all. New product development involves a lengthy, expensive and complex process and, although we have generated preliminary predictive gene sets, we currently have no fully validated diagnostic candidates. In addition, before we can develop diagnostic tests for new cancers and commercialize any new product candidates, we will need to:

●	conduct substantial research and development;

●	conduct validation studies;

●	expend significant funds;

●	develop and scale-up our laboratory processes; and

●	obtain regulatory approval and acceptance of our product candidates.

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This process involves a high degree of risk and takes several years. Our product development efforts may fail for many reasons, including:

●	failure of the product at the research or development stage;

●	difficulty in accessing archival tissue specimens, especially tissue specimens from patients with known clinical outcomes; and

●	lack of clinical validation data to support the effectiveness of the product.

Few research and development projects result in commercial products, and perceived viability in early clinical trials often is not replicated in later studies. At any point, we may abandon development of a product candidate or we may be required to expend considerable resources repeating clinical trials, which would adversely impact the timing for generating potential revenues from those product candidates. In addition, as we develop product candidates, we will have to make significant investments in product development, marketing and sales resources.

Complying with numerous laws and regulations pertaining to our expanding business is an expensive and time-consuming process, and any failure to comply could result in substantial penalties.

We are subject to a variety of complex federal and state health care laws and regulations including healthcare fraud and abuse laws. These laws include, but not limited to:

●	Medicare billing and payment regulations applicable to clinical laboratories;

●	the federal Medicare and Medicaid Anti-kickback Law, and state anti-kickback prohibitions;

●	the federal physician self-referral prohibition commonly known as the “Stark Law” and various state law equivalents;

●	the federal Health Insurance Portability and Accountability Act of 1996, or “HIPAA”;

●	various state laws governing patient privacy and data security;

●	Medicare civil money penalty and exclusion requirements;

●	the federal civil and criminal False Claims Act; and

●	state civil and criminal false claims laws.

The risk of our being found in violation of these laws and regulations is increased by the fact that many of them have not been fully interpreted by regulatory authorities or courts, and their provisions are open to a variety of interpretations.

For example, the federal law commonly known as the Medicare/Medicaid anti-kickback law, and similar state laws, prohibit payments that are intended to induce physicians or others to acquire, arrange for or recommend products or services that are paid for under a government healthcare program or by other third party payors. Another federal law, the Ethics in Patient Referral Act of 1989, as amended by the Omnibus Budget and Reconciliation Act of 1993, or the Stark Law, prohibits physicians from referring Medicare and Medicaid patients for designated health services to entities with which they have a financial relationship, unless that relationship qualifies for an explicit exception to the referral ban. Many states have also adopted "self-referral" prohibitions similar in many respects to the Stark Law, and such laws may apply to laboratory tests. The application and interpretation of all of these laws are complex and difficult to predict and could constrain our financial and marketing relationships. Violations of these laws could lead to exclusion from healthcare programs, significant civil monetary penalties or even criminal prosecution.

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Many states restrict or prohibit the employment of licensed physicians by for-profit corporations, or the “corporate practice of medicine.”  California has a clearly established prohibition against the corporate practice of medicine based primarily on medical practice statutes and case law.  California’s statutes provide that corporations have no professional rights or powers and that a person may not practice medicine without a valid certificate of licensure.  The Medical Board of California has issued a policy statement that defines the contours of the prohibition and explains that the policy behind it is “to prevent unlicensed persons from interfering with or influencing the physician’s professional judgment.”  As a general rule, a corporation in California may not engage in the practice of medicine directly nor may it do so indirectly by employing physicians to perform professional services for those with whom the corporation contracts to furnish such services.

Any action brought against us for violation of these laws or regulations, even if we prevail, could cause us to incur significant legal expenses and divert our management's attention from the operation of our business. If our operations are found to be in violation of any of these laws and regulations, we may be subject to civil and criminal penalties, damages and fines. We could also be required to refund improperly received payments, and we could be required to curtail or cease our operations. Any of the foregoing consequences could seriously harm our business and our financial results.

New federal and state legislation and regulation affecting the healthcare industry could severely restrict our ability to operate our business.

Federal and state regulation of the healthcare industry is rapidly evolving on many levels. Changes to existing and new laws and regulations could significantly impact or even harm our ability to operate our business.

The federal and state governments extensively regulate the privacy and security of patient information and the release of patient records. At the federal level, extensive privacy and security changes have been made under the American Recovery and Reinvestment Act of 2009 (ARRA).  These changes affect “covered entities” or organizations such as ours that are required to comply with HIPAA.  In addition to new compliance measures, ARRA imposes significant new penalties for HIPAA violations.  It also mandates HIPAA audits by the federal government and permits state attorneys general to enforce HIPAA violations impacting patients within a particular state.  At the state level, there are new laws governing data security and the reporting of data breaches.  These laws can apply to companies such as ours that maintain the personal data of medical patients.  Additional legislation related to the privacy and security of patient information may be proposed at both the state and federal level. It may be expensive to implement security or other measures designed to comply with existing or any new legislation to which we become subject. Additionally, the cost of defending ourselves in the event of a government investigation or enforcement activity could be prohibitive.

If any of our product candidates or services become subject to FDA review and approval, we believe that complying with those requirements would be time consuming, burdensome and expensive and could delay our introduction of such new products or services. We do believe that our current services are not subject to FDA regulation. We may, however, expand our services or develop product candidates that subject us to FDA regulation or the FDA or the United States Congress may increase the reach of the FDA's regulations to our current product candidates and services. We have no experience in complying with FDA regulations.

Ethical and other concerns surrounding the use of genetic information may adversely affect demand for any of our proposed product candidates.

Although our technology looks at specific genetic information of tumor tissue and not of an entire human being, genetic profiling has raised ethical issues regarding confidentiality and the appropriate uses of the resulting information. Many states have implemented genetic testing and genetic privacy laws, and the applicability of these genetic testing laws to our testing services is not clear.  We have structured our compliance efforts based on what we believe to be reasonable interpretations of regulatory requirements. However, there is no guarantee that the government will agree with our interpretations.  Also, governmental authorities may  further limit, or regulate the use of genetic testing. Such a scenario could reduce the potential markets for our product candidates, which could materially affect our revenue stream and business.

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Changes in healthcare policy could subject us to additional regulatory requirements that may interrupt possible commercialization of our proposed products and increase our costs.

Healthcare policy has been a subject of extensive discussion in the executive and legislative branches of the federal and many state governments. We developed our commercialization strategy for our technology based on existing healthcare policies. Changes in healthcare policy, such as the creation of broad limits for diagnostic products in general, could substantially interrupt the sales of future diagnostic tests, increase costs and divert management's attention. We cannot predict what changes, if any, will be proposed or adopted or the effect that such proposals or adoption may have on our business, financial condition and results of operations.

Risks Related To Competition And Commercialization Of Our Services and Product Candidates

We are subject to intense scientific and commercial competition, which may impair our ability to commercialize our services and product candidates and gain needed market share.

We provide services in a segment of the healthcare industry that is highly fragmented and extremely competitive. Any failure to respond to technological advances and emerging industry standards could impair our ability to attract and retain clients. This industry is characterized by rapid technological change. Our actual and potential competitors in the United States and abroad may include major clinical and pathology laboratories, such as Quest Diagnostics Inc., Laboratory Corporation of America, Clarient, Inc. (acquired by GE), and specialized laboratories such as Genoptix, Inc. (acquired by Novartis Pharmaceuticals), NeoGenomics, Inc., Caris Life Sciences, university laboratories and other research institutions. Many of our potential competitors have considerably greater financial, technical, marketing, research and other resources than we do, which may allow these competitors to discover important information and technology before we do. We anticipate increased competition with additional companies entering our market to aggressively compete for market share. Our competitors may succeed in developing diagnostic products that circumvent our technologies or product candidates. Also, our competitors may succeed in developing technologies or products that are more effective than those that will be developed by us or that would render our technology or product candidates less competitive or obsolete.

In addition, we are developing our services and product candidates to impact certain methods for treating cancer. If those methods change, it is likely that the demand for our services and product candidates would significantly decline or cease altogether. The development of new or superior competing technologies or products, or a change in the methodology of treating cancer, could affect our competitive position and harm our business.

Additionally, several development-stage companies are currently making or developing product candidates that compete with or will compete with our potential products. Competitors may succeed in developing, obtaining approval from the FDA or marketing technologies or products that are more effective or commercially attractive than our potential products or that render our technologies and current or potential products obsolete. Competitors may also develop proprietary positions that may prevent us from commercializing product candidates.

If we are unable to develop product candidates to keep pace with rapid medical and scientific change, our operating results and competitive position would be harmed.

In recent years, there have been numerous advances in technologies relating to the diagnosis and treatment of cancer. For advanced cancer, new chemotherapeutic strategies are being developed that may increase survival time and reduce toxic side effects. These advances require us continuously to develop new product candidates and enhance existing product candidates to keep pace with evolving standards of care. Diagnostic tests that we may develop could become obsolete unless we continually innovate and expand our product to demonstrate recurrence and treatment benefit in patients treated with new therapies. New treatment therapies typically have only a few years of clinical data associated with them, which limits our ability to perform clinical studies and correlate sets of genes to a new treatment's effectiveness. If we are unable to demonstrate the applicability of our proposed tests to new treatments, then any sales of our tests could decline, which would harm our revenues.

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If we are unable to develop new and enhanced services and product candidates that achieve widespread market acceptance, we may be unable to recoup product development costs, and our earnings and revenue may decline.

Our future ability to operate depends on our ability to broadly market existing technologies and clinical trial testing services, and to develop and introduce new service and product candidates. We expect to commit substantial resources to developing new services and product candidates, as well as to continue marketing the existing services. If the market for these services and products does not develop as anticipated, or demand for our current service and product offerings does not grow or grows more slowly than we expect, we will have expended substantial resources and capital without realizing sufficient revenue, and our business and operating results could be adversely affected.

If we are unable to support demand for our clinical trial testing services or product candidates, our business may suffer.

We need to meet the market demand for our clinical trial testing services or diagnostic tests in support of the pharmaceutical company clinical trials. If demand for testing services increases, we will be required to implement increases in scale and related processing, client service, billing and systems process improvements, and to expand our internal quality assurance program to support testing on a larger scale. As we expand into the development and commercialization of diagnostic tests, we will also need additional certified laboratory scientists and other scientific and technical personnel. We cannot assure you that any increases in scale, related improvements and quality assurance will be implemented or that appropriate personnel will be available. Failure to implement necessary procedures or to hire the necessary personnel could result in higher cost of processing or an inability to meet market demand. There can be no assurance that we will be able to perform tests on a timely basis at a level consistent with demand. In addition, if we encounter difficulty meeting market demand for our testing services or diagnostic tests, our reputation could be harmed and our future prospects and our business could suffer.

Risks Related To Our Dependence On Third Parties

If we fail to maintain our strategic relationships with GSK, GSK Bio, or Taiho Pharmaceutical Co., Ltd. (“Taiho”) or fail to establish or maintain other strategic relationships we may be unable to sustain or grow our business.

We depend upon our strategic relationships including our clients GSK, GSK Bio and Taiho to achieve market penetration of our services and product candidates, extend the reach of our services and product candidates to a larger number of participants in the healthcare industry, deploy new services and products and generate additional revenue. We have limited experience in establishing and maintaining strategic relationships with healthcare industry participants. Entering into, or sustaining strategic relationships will be made more difficult if any of the following situations occur:

●	current or potential strategic collaborators may decide to compete with us in some or all of our markets;

●	potential strategic collaborators may refuse to establish relationships with us if we have entered into relationships with their competitors; or

●	potential strategic collaborators may be reluctant to work with us until our services and product candidates have obtained widespread market acceptance.

Additionally, GSK, GSK Bio or Taiho may seek to terminate their respective agreements with us under the following circumstances.

●	GSK has the right to terminate their agreement with us or any particular study to be performed under the agreement, with or without cause, upon prior written notice to us. Either party may terminate the agreement upon written notice, for uncured material breach or for cause, as defined under the agreement.

●	GSK Bio has the right to terminate their agreement with us at any time, upon prior written notice to us. Either party may terminate the agreement: for uncured material breach; if the other party enters into bankruptcy or similar proceedings; or if the other party is unable to perform its obligations under the agreement for a period of more than three months due to force majeure.

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●	With regard to our agreement with Taiho, either party has the right to terminate the agreement in the event of an uncured material breach by the other party, upon prior written notice; or for cause, as defined under the agreement. In the event that we cannot reach an agreement Taiho has the right to terminate the agreement upon fulfilling certain notice obligations.

If we were to lose any one of our strategic relationships it could have a material impact on our ability to sustain or grow our business.

We rely on certain suppliers for some of our laboratory instruments and may not be able to find replacements in the event our supplier no longer supplies that equipment.

We rely principally on four suppliers for certain of our laboratory instruments and reagents: Qiagen, Life Technologies (formerly known as Applied Biosystems Inc.) (“Life Technologies”), Roche Molecular Systems, Inc. (“Roche”) and Abbott Molecular Inc. (“Abbott”). We rely on Qiagen to supply reagents and instrumentation necessary for our assays. We rely on instrumentation and reagents from Life Technologies to generate the vast majority of data for our research projects and our pharmaceutical company service contacts. We rely on Roche to provide the in vitro diagnostics instruments for our assays and reagents. We rely on Abbott to supply reagents for our assays. If we were to lose any of these suppliers we would have to identify new suppliers with similar platform instrumentation, capable of supporting our technology. Even if we were to identify other suppliers, there is no guarantee that we would be able to transfer our technologies to a new platform with comparable results. Moreover, there can be no assurance that we would be able to enter into agreements with such suppliers on a timely basis and on acceptable terms, if at all. The loss of any of these suppliers would have a material adverse effect on us.

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Risks Related To Our Operations

Reimbursement levels for our diagnostic services are subject to continuing change and any reductions in reimbursement levels would decrease our revenues and adversely affect our results of operations and financial condition.

Reimbursement to healthcare providers is subject to continuing change in policies by governmental payors, such as Medicare and Medicaid, private insurers, and other private third party payors. Reimbursement from governmental payors is subject to statutory and regulatory changes, retroactive rate adjustments and administrative rulings, and other policy changes, all of which could materially decrease the range of services for which we are reimbursed or the reimbursement rates paid by governmental payors for our specialized diagnostic services.

Reductions in Medicare's reimbursement rates for pathology services, for which we currently are paid under the Medicare physician fee schedule, would reduce the amount we receive for a substantial portion of our specialized tests. The Medicare physician fee schedule is updated annually and Centers for Medicare and Medicaid Services (CMS), the agency responsible for administering the Medicare program, has made a number of methodological changes to components of the formula used to calculate the payment rate. These methodological changes have  resulted in reductions in the reimbursement for certain  pathology services we provide, and future modifications may result in further reduced payment rates. In February 2012, Medicare reimbursement rates for physician services were scheduled to be reduced by 27.4% for 2012 resulting from the sustainable growth rate formula, which sets a target for Medicare spending on physician services and requires a reduction the following year if actual spending exceeds the target. Although Congress acted to prevent this reduction for 10 months, as it has done every year since 2003, there is no guarantee that it will do so next year. In addition, as part of the Middle Class Tax Relief and Job Creation Act of 2012 (“Job Creation Act”), the Medicare Clinical Laboratory Fee Schedule (“CLFS”) was reduced by 2% for 2012. Additionally, at the end of 2011, Palmetto GBA, a wholly owned subsidiary of Blue Cross Blue Shield of South Carolina, launched a MolDx program that is scheduled to become effective on September 21, 2012. This program requires new code assignments on molecular diagnostic testing service in order to obtain payment through the Medicare program covering our jurisdiction.

In addition, some private insurers and other third party payors link their rates to Medicare's reimbursement rates, and a reduction in Medicare reimbursement rates for clinical laboratory and pathology services could result in a corresponding reduction in the reimbursements we receive from such third party payors. Any reductions in reimbursement levels for our specialized diagnostic services would decrease our revenues and adversely affect our results of operations and financial condition.

We depend on key scientific and managerial personnel for the implementation of our business plan, the loss of whom would impair our ability to compete.

Our success to date in developing our services has resulted primarily from the activities of our scientific team, including our researchers, and our senior management team. The loss of services of any of these persons could delay or reduce our product development and commercialization efforts. Furthermore, recruiting, retaining and integrating qualified scientific personnel to perform future research and development work will be critical to our ability to execute our business plan. There can be no assurance that we will be able to attract additional and retain existing personnel. The loss of the services of one or more of these key employees could harm our business.

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Most of our United States operations are at a single location and we have limited redundant systems, therefore our operations are vulnerable to loss or interruptions due to unforeseen events.

Our ability to execute our business plan depends on the efficient and uninterrupted operation of our processing and research and development laboratories, the bulk of which are located in a single geographic area. The laboratory and our database and operational and administrative systems are vulnerable to interruption or loss from fire, flood, earthquake, power loss, telecommunications failure, break-ins, and similar events. Earthquakes are of particular significance since our main facility is located in Los Angeles, California, an earthquake-prone area. We may not carry sufficient business interruption insurance to compensate us for losses that may occur. If our operations and research and development were curtailed or ceased, it would seriously harm our business.

We are, and expect to continue to be, subject to risks associated with international business activities that could harm our financial condition and results of operations.

We have an existing contract with Taiho, a Japanese pharmaceutical company, for whom we analyze patient specimens for gene expression from FFPE specimens. We also have an ongoing relationship with GSK, a United Kingdom based company. Although we intend to continue our testing services business in the United States, we believe that an amount of our future revenue will come from international sales as we expand our testing services business outside of the United States. The success of our international business activities depends upon a number of factors beyond our control.

International sales are subject to a number of other risks, including:

●	reduced protection for intellectual property rights in some countries;

●	export restrictions, trade regulations and foreign tax laws;

●	fluctuating foreign currency exchange rates;

●	foreign certification and regulatory requirements;

●	lengthy payment cycles and difficulty in collecting accounts receivable;

●	customs clearance and shipping delays; and

●	political and economic instability.

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Failure in our information technology and storage systems could significantly increase turnaround time, otherwise disrupt our operations, or lead to increased competition by other providers of laboratory services, all of which could reduce our client base and result in lost net revenues.

Information systems are used extensively in virtually all aspects of our business, including laboratory testing, billing, client service, logistics and management of medical data. We have implemented an internally developed software database system that is used to perform tracking, evaluation, and reporting of laboratory specimens as they are analyzed. We also make use of commercial software applications that allow biostatistical analysis of data generated from chip array studies. These systems will also be used in the facilities we expect to develop overseas to ensure that results from sample processing are consistent from location to location. Our ability to execute our business plan depends, in part, on the continued and uninterrupted performance of our information technology systems, or IT systems. IT systems are vulnerable to damage from a variety of sources, including telecommunications or network failures, malicious human acts and natural disasters. Moreover, despite network security measures, some of our servers are potentially vulnerable to physical or electronic break-ins, computer viruses and similar disruptive problems. Despite the precautionary measures we have taken to prevent unanticipated problems that could affect our IT systems, sustained or repeated system failures that interrupt our ability to generate and maintain data for our pharmaceutical company clients and process other testing orders and deliver results in a timely manner could adversely affect our reputation and result in a loss of clients and net revenues. We are also required to maintain a repository of archive residual specimens and RNA/DNA extracted from these specimens for our pharmaceutical clients for various periods of time specified in our contracts. This requires special storage equipment. Specimen storage equipment consists of lockable cabinets that are catalogued for the storage of paraffin-embedded specimens for our clients. Our database provides locator information in order to retrieve these archived specimens as needed. In addition, we maintain freezers to store frozen tissue specimens. These freezers are monitored via computerized probes on a continuous basis to ensure that temperatures are maintained at levels necessary to keep these specimens frozen. Any failure in these storage equipment systems could prevent us from fulfilling these contracts and adversely affect our business, our reputation and result in a loss of clients and net revenues.

As a public company, we may have to implement additional and expensive finance and accounting systems, procedures and controls as we grow our business and organization and to satisfy new reporting requirements, which will increase our costs and require additional management resources.

We currently are a company with limited resources and we continue to intend to spend most of our resources on research, development and other operational expenses. We are currently classified as a Smaller Reporting Company under Exchange Act regulations. Until we are classified as an Accelerated Filer (based upon our market capitalization reaching $75 million as of the applicable measuring date, among other requirements), we are exempt from compliance with Section 404(b) of the Sarbanes-Oxley Act of 2002, relating to the attestation and reporting by our external auditing firm on our internal controls. However, if we were no longer exempt from compliance with certain provisions of the Sarbanes-Oxley Act of 2002, we would incur significant additional costs, which would be material to us and would affect our results of operations. In order to comply with the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the Securities and Exchange Commission, we may be required to expand disclosures and accelerate our financial reporting requirements. If we are unable to complete the required Section 404(b) assessment as to the adequacy of our internal control over financial reporting, if we fail to maintain or implement adequate controls, or if our independent registered public accounting firm is unable to provide us with an unqualified report as to the effectiveness of our internal control over financial reporting as of the date of our first Form 10-K for which compliance is required, our ability to obtain additional financing could be impaired. In addition, investors could lose confidence in the reliability of our internal control over financial reporting and in the accuracy of our periodic reports filed under the Exchange Act. A lack of investor confidence in the reliability and accuracy of our public reporting could cause our stock price to decline. In addition, we could be delisted from the NASDAQ Capital Market.

If we are able to implement our business strategy, we may grow quickly and substantially. As we continue our research and development of diagnostic tests and our expansion of our testing services business, we will develop the need for more laboratory space and office space in the United States. As a result, we will need to enhance and establish our finance and accounting systems and implement additional procedures and controls as we execute our business strategy. This will lead to an increase in our costs and require additional management resources. There can be no assurance that we will be able to raise additional funds or retain additional management resources on terms acceptable to us or at all, which could have a material effect on our business.

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If we become subject to product liability claims, we may be required to pay damages that exceed our insurance coverage.

Our business exposes us to potential product liability claims that are inherent in the testing, production, marketing and sale of human diagnostic products. Our product liability insurance is included as part of our professional and general liability coverage and cover us up to $16.0 million annually in potential liability. We believe we carry an adequate amount of product liability insurance, but there can be no assurance that the insurance we carry will provide us with adequate coverage against all potential liabilities. A product liability claim in excess of our insurance coverage would have to be paid out of our cash reserves and could harm our business. In addition, an injunction against one of our product candidates could harm our business.

The marketing, sale and use of our tests could lead to the filing of product liability claims if someone were to allege that our product failed to perform as it was designed. We may also be subject to liability for errors in the information we provide to clients or for a misunderstanding of, or inappropriate reliance upon, the information we provide. A product liability claim could result in substantial damages and be costly and time consuming for us to defend. We cannot provide assurance that our product liability insurance would protect us from the financial impact of defending a product liability claim. Any product liability claim brought against us, with or without merit, could increase our insurance rates or prevent us from securing insurance coverage in the future. Additionally, any product liability lawsuit could cause injury to our reputation, result in the recall of our product candidates, or cause current collaborators to terminate existing agreements and potential collaborators to seek other partners, any of which could impact our results of operations.

Our activities involve hazardous materials and may subject us to environmental liability.

Certain activities of our businesses involve the controlled use of limited quantities of hazardous and radioactive materials and may generate biological waste. We are subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of these materials and certain waste products. Although we believe that our safety procedures for handling and disposing of these materials comply with prescribed standards, we cannot completely eliminate the risk of accidental contamination or injury from these materials. In the event of an accident or we otherwise fail to comply with applicable regulations, we could lose our permits and/or approvals or be held liable for damages or penalized with fines.

We maintain $1.0 million annually of bound hazardous waste insurance. While we believe this is a reasonable amount of hazardous waste insurance, there can be no assurance that the insurance we carry will provide us with adequate coverage against all potential liabilities.

We believe that we comply in all material respects with currently applicable environmental laws and regulations and do not expect near term material additional capital expenditures for environmental control facilities. However, we may have to incur significant costs in the future to comply with environmental laws and regulations.

Risks Related To Investing In Our Common Stock

Our operating results may fluctuate, which could cause our stock price to decrease.

Fluctuations in our operating results may lead to fluctuations, including declines, in our share price. Our operating results and our share price may fluctuate from period to period due to a variety of factors, including:

●	demand by the healthcare industry for pharmacogenomic testing services and diagnostic products;

●	reimbursement decisions by third-party payors and announcements of those decisions;

●	the inclusion or exclusion of our product candidates/services in large clinical trials conducted by others;

●	new or less expensive services and products or new technology introduced or offered by our competitors or us;

●	the level of our development activity conducted for new products, and our ability to commercialize these developments;

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●	the level of our spending on our commercialization efforts, licensing and acquisition initiatives, clinical trials, and internal research and development;

●	changes in the U.S. and foreign regulatory environment, including any announcement from the FDA or foreign regulatory bodies regarding their decisions in regulating our activities;

●	changes in recommendations of securities analysts or lack of analyst coverage;

●	failure to meet analyst expectations regarding our operating results;

●	additions or departures of key personnel; and

●	general market conditions.

Variations in the timing of our future revenues and expenses could also cause significant fluctuations in our operating results from period to period and may result in unanticipated earning shortfalls or losses. In addition, the NASDAQ Capital Market in general, and the market for healthcare companies in particular, have experienced significant price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies.

If an active, liquid trading market for our common stock is not sustained, you may not be able to sell your shares quickly or at or above the offering price.

An active and liquid trading market for our common stock may not exist or be sustained.  As a result, your ability to resell your shares may be limited.

Future sales of shares by our stockholders could cause the market price of our common stock to drop significantly, even if our business is performing.

The market price of our common stock could decline as a result of sales of a large number of shares of our common stock, including sales of shares covered hereby, or the perception that these sales could occur. This may also make it more difficult for us to raise funds through the issuance of debt or the sale of equity securities. As of April 27, 2012, we had outstanding 24,797,625 shares of common stock, which are available for resale subject to restrictions on affiliates. Our unregistered securities may be sold in the future pursuant to registration statements filed with the SEC or without registration under the Securities Act of 1933, as amended (the “Securities Act”), to the extent permitted by Rule 144 or other exemptions under the Securities Act.

This decline in our stock price could occur even if our business is otherwise doing well.

If we cannot satisfy, or continue to satisfy the NASDAQ Capital Market's listing requirements and other NASDAQ rules, our common stock could be delisted, which could negatively affect the price of our common stock and your ability to sell them.

In order to maintain our listing on the NASDAQ Capital Market, we are required to comply with certain NASDAQ rules, including those regarding director independence and independent committee requirements, minimum stockholders' equity, minimum share price, and certain corporate governance requirements.

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If we are unable to satisfy the NASDAQ criteria for maintaining listing, our common stock could be subject to delisting. If our shares are delisted, trading, if any, of our common stock would thereafter be conducted in the over-the-counter market, in the so-called “pink sheets” or on the Financial Industry Regulatory Authority, Inc.’s “electronic bulletin board.” As a consequence of any such delisting, our share price could be negatively affected and our stockholders would likely find it more difficult to dispose of, or to obtain accurate quotations as to the prices of, our common stock.

On November 15, 2011, we received a letter from NASDAQ providing notification that, for the previous 30 consecutive business days, we failed to comply with the $35 million minimum market value of listed securities (“MVLS”) requirement for continued listing on the NASDAQ Capital Market under NASDAQ Listing Rule 5550(b)(2) (“the Rule”), and that we had 180 calendar days, or until May 14, 2012, to regain compliance. On February 16, 2012, we received written confirmation from NASDAQ informing us that we had regained compliance with the Rule, as our MVLS had been $35 million or greater for the preceding ten consecutive business days, and that this matter is now closed.

In addition, we are party to (i) a Registration Rights Agreement, dated July 22, 2009, with Lansdowne UK Strategic Investment Master Fund Limited (“Lansdowne”) and (ii) a Registration Rights Agreement, dated March 5, 2010, with Lansdowne and certain of the selling stockholders, pursuant to which we are obligated to use commercially reasonable efforts to maintain the listing of our common stock on NASDAQ for a period that will terminate on the earlier of the three year anniversary of the signing of the applicable agreement or the date on which the counterparty stockholders have sold all of their shares of common stock.  We are also party to Registration Rights Agreements, each dated February 2, 2012, with the selling stockholders pursuant to which we are obligated to use commercially reasonable efforts to maintain the listing of our common stock on NASDAQ for a period that will terminate on the earlier of February 2, 2013, or the date on which the selling stockholders have sold all of their shares of common stock. In the event we fail to maintain the listing of our common stock on NASDAQ during the applicable required periods, we would be in breach of such agreements. Because these registration rights agreements do not provide for an explicitly stated or defined penalty due upon a breach, the counterparty stockholders thereunder would be entitled to pursue all rights and remedies at law or equity including an injunction or other equitable relief in the event we fail to maintain the listing of our common stock on NASDAQ during the applicable required periods.

Anti-takeover provisions in our charter, by-laws and Delaware law and change of control provisions in some of our employment agreements may discourage or prevent a change of control and may make it difficult for you to change our management and may also make a takeover difficult.

Our corporate documents and Delaware law contain provisions that limit the ability of stockholders to change our management and may also enable our management to resist a takeover. These provisions include limitations on persons authorized to call a special meeting of stockholders and advance notice procedures required for stockholders to make nominations of candidates for election as directors or to bring matters before an annual meeting of stockholders. These provisions might discourage, delay or prevent a change in control or in our management. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors and cause us to take other corporate actions. In addition, the existence of these provisions, together with Delaware law, might hinder or delay an attempted takeover other than through negotiations with our board of directors.

In addition, some of our employment agreements provide for accelerated vesting of benefits upon a change of control, which include full vesting of options and cash payments based on salary levels at the time of a change of control. These agreements could discourage or prevent a change in our executive management or a change of control of our company by our stockholders or third parties.

We do not expect to pay dividends in the foreseeable future. As a result, you must rely on stock appreciation for any return on your investment.

We do not anticipate paying cash dividends on our common stock in the foreseeable future. Any payment of cash dividends will also depend on our financial condition, results of operations, capital requirements and other factors and will be at the discretion of our board of directors. Accordingly, you will have to rely on capital appreciation, if any, to earn a return on your investment in our common stock. Furthermore, we may in the future become subject to contractual restrictions on, or prohibitions against, the payment of dividends.

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USE OF PROCEEDS

The proceeds from the sale or other disposition of the shares of common stock covered hereby will be solely for the account of the selling stockholders.  We will not receive any proceeds from the sale or other disposition of the shares by the selling stockholders.

SELLING STOCKHOLDERS

The prospectus covers 5,257,267 shares of our common stock, which may be sold or otherwise disposed of by the selling stockholders and their successors and assigns.

On February 2, 2012, we entered into purchase agreements (“Purchase Agreements”) with the selling stockholders under which we issued 5,257,267 unregistered shares of our common stock in reliance upon exemptions from registration under Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder. The closing of the sale of the 5,257,267 unregistered shares of our common stock occurred on February 2, 2012 (the “Closing”).  In connection with the Purchase Agreements, we also entered into registration rights agreements (“Registration Rights Agreements”), each dated February 2, 2012, with the selling stockholders. Pursuant to the Purchase Agreements and the Registration Rights Agreements, we are filing a registration statement, of which this prospectus forms a part, in order to permit the selling stockholders to resell or otherwise dispose of the shares of common stock purchased under the Purchase Agreements. This registration statement is required to become effective within 180 days following the Closing.  The selling stockholders are also entitled to certain “piggyback” registration rights which are triggered if the Company proposes to file a registration statement for its own account or the account of one or more shareholders until the earlier of the sale of all of the shares of the selling stockholders or their shares becoming eligible for sale under Rule 144(b)(1) without restriction.

Under the Registration Rights Agreements with the selling stockholders, we are obligated to use commercially reasonable efforts (i) to cause the registration statements described above to remain continuously effective and (ii) to maintain the listing of the Company’s common stock on NASDAQ or other exchanges, as defined, for a period that will terminate on the earlier of February 2, 2013, or the date on which the selling stockholders have sold all shares of common stock.  We are also required to file with the SEC in a timely manner all reports and other documents required of us under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In the event we fail to satisfy our obligations under the Registration Rights Agreements, we would be in breach of said agreements, in which event, the selling stockholders would be entitled to pursue all rights and remedies at law or equity including an injunction or other equitable relief. These Registration Rights Agreements do not provide an explicitly stated or defined penalty due upon a breach.  Because (i) the potential penalty for any breach of these Registration Rights Agreements is not explicitly stated or defined, which prohibits us from applying the guidance of ASC 825-20-15, Registration Payment Arrangements and (ii) complying with all filing requirements under the Exchange Act as described above is not solely within our control, we will be required to present the investment of the selling stockholders in our common stock as common stock outside of stockholders’ equity in our future filings until the earlier of February 2, 2013, or the date on which the selling stockholders have sold all of their shares of common stock.

The foregoing description is qualified in its entirety by the complete provisions of the Purchase Agreements and the Registration Rights Agreements, which are attached as exhibits to the Form 8-K which was filed by us with the SEC on February 6, 2012, and is incorporated by reference herein.

The table below presents certain information as of April 27, 2012, regarding the beneficial ownership of our common stock by the selling stockholders.

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Selling Stockholder	Shares owned Prior to any Offering under this Prospectus			Shares to be Offered under this Prospectus		Shares Owned After the Completion of the Offering(s) under this Prospectus (1)
Name	Number		Percentage (2)	Maximum Number		Number		Percentage (2)

Steven R. Becker	3,126,064	(3)	12.61%	1,666,667	(4)	1,459,397	(5)	5.89%
Matthew A. Drapkin	2,958,889	(6)	11.93%	1,666,667	(4)	1,292,222	(7)	5.21%
Becker Drapkin Management, L.P.	2,844,385	(8)	11.47%	1,666,667	(4)	1,177,718	(9)	4.75%
BC Advisors LLC	2,844,385	(10)	11.47%	1,666,667	(4)	1,177,718	(9)	4.75%
Becker Drapkin Partners (QP), L.P.	2,485,934		10.02%	1,433,333		1,052,601		4.24%
Becker Drapkin Partners, L.P.	358,451		1.45%	233,334		125,117		* %

Bridger Management, LLC	3,000,000	(11)	12.10%	3,000,000	(11)	0		0%
Robert Mignone	3,000,000	(12)	12.10%	3,000,000	(12)	0		0%
Bridger Capital, LLC	1,270,000	(13)	5.12%	1,270,000	(13)	0		0%
Swiftcurrent Partners, L.P.	1,270,000		5.12%	1,270,000		0		0%
Swiftcurrent Offshore, Ltd.	1,730,000		6.98%	1,730,000		0		0%

Thomas A. Bologna(14)	370,000	(15)	1.49%	100,000		270,000	(15)	1.09%

HSMR Capital Partners, (QP) LP	282,700		1.14%	100,000		182,700		* %
Richard van den Broek(16)	282,700	(17)	1.14%	100,000	(17)	182,700	(17)	* %

Highlander Partners Healthcare Fund, LP	200,000		* %	200,000		0		0%

Griffin Fund, LP	100,000		* %	100,000		0		0%

Trout Partners LLC	41,600		* %	41,600		0		0%

Gary D. Nusbaum(16)	29,312		* %	25,000		4,312		* %

Kirk K. Calhoun(18)	14,312		* %	10,000		4,312		* %

David M. Wurzer(16)	10,000		* %	10,000		0		0%

Denise McNairn(19)	6,000		* %	1,000		5,000		* %

Michael Serruya(16)	4,939		* %	1,000		3,939		* %

Michael A. Metzger(16)	1,000		* %	1,000		0		0%

David D. O’Toole(20)	4,500		* %	1,000		3,500		* %

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* Less than one percent (1%).

(1)  Assumes that each selling stockholder sells or otherwise disposes of all of the shares covered hereby.

(2)  The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, and the information is not necessarily indicative of beneficial ownership for any other purpose.  Under such rule, beneficial ownership includes any shares as to which each selling stockholder has sole or shared voting power or investment power and also any shares that each selling stockholder has the right to acquire within 60 days after April 29, 2012 through the exercise of any stock options or other rights.  To our knowledge, the selling stockholders have sole voting and investment power with respect to the shares shown as beneficially owned. The percentages of beneficial ownership are based on 24,797,625 shares of our common stock outstanding as of April 27, 2012 (assuming no exercise of outstanding stock options after that date).  We do not know when or in what amounts the selling stockholders may sell or otherwise dispose of the shares covered hereby.  The selling stockholders might not sell or otherwise dispose of any or all of the shares covered hereby.  Because the selling stockholders may sell or otherwise dispose of none, some or all of the shares covered by this prospectus, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of any offering.  For purposes of this table only, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders.

(3) Includes 281,679 shares held directly by Mr. Becker (the “Becker Shares”), 2,485,934 shares (the “Becker Drapkin QP Shares”) held by Becker Drapkin Partners (QP), L.P. (“Becker Drapkin QP”) and 358,451 shares (the “Becker Drapkin LP Shares”) held by Becker Drapkin Partners, L.P. (“Becker Drapkin LP”). Becker Drapkin QP and Becker Drapkin LP are referred to herein together as the “Becker Drapkin Funds”, and the Becker Drapkin QP Shares and the Becker Drapkin LP Shares are referred to herein collectively as the “Becker Drapkin Funds Shares”. Mr. Becker is a co-managing member of BC Advisors LLC (“BC Advisors”). BC Advisors is the general partner of Becker Drapkin Management, L.P. (“BD Management”). BD Management is the general partner of the Becker Drapkin Funds. By virtue of his position at BC Advisors, Mr. Becker may be deemed to have the shared power to vote or to direct the vote of (and the power to dispose or direct the disposition of) the Becker Drapkin Funds Shares. Mr. Becker disclaims beneficial ownership over all shares other than the Becker Shares.

(4) Includes 1,433,333 shares held by Becker Drapkin QP and 233,334 shares held by Becker Drapkin LP. Both Mr. Becker and Mr. Drapkin disclaim beneficial ownership over these shares.

(5) Includes the Becker Shares, 1,052,601 shares held by Becker Drapkin QP and 125,117 shares held by Becker Drapkin LP. Mr. Becker disclaims beneficial ownership over all shares other than the Becker Shares.

(6)  Includes 114,504 shares held directly by Mr. Drapkin (the “Drapkin Shares”) and the Becker Drapkin Funds Shares. Mr. Drapkin is a co-managing member of BC Advisors, the general partner of BD Management, which is the general partner of the Becker Drapkin Funds. By virtue of his position at BC Advisors, Mr. Drapkin may be deemed to have the shared power to vote or to direct the vote of (and the power to dispose or direct the disposition of) the Becker Drapkin Funds Shares. Mr. Drapkin disclaims beneficial ownership over all shares other than the Drapkin Shares.

(7)  Includes the Drapkin Shares, 1,052,601 shares held by Becker Drapkin QP and 125,117 shares held by Becker Drapkin LP. Mr. Drapkin disclaims beneficial ownership over all shares other than the Drapkin Shares.

(8)  Consists of the Becker Drapkin Funds Shares. As general partner of the Becker Drapkin Funds, BD Management may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Becker Drapkin Funds Shares. BD Management does not own any shares of common stock directly and disclaims beneficial ownership of the Becker Drapkin Funds Shares.

(9)  Includes 1,052,601 shares held by Becker Drapkin QP and 125,117 shares held by Becker Drapkin LP.

(10)  Comprised of the Becker Drapkin Funds Shares. As general partner of BD Management, BC Advisors may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) any shares of common stock beneficially owned by BD Management. BC Advisors does not own any shares of common stock directly and disclaims beneficial ownership of any shares of common stock beneficially owned by BD Management.

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(11)  Includes 1,270,000 shares held by Swiftcurrent Partners, L.P. (“Swiftcurrent Partners”) and 1,730,000 shares held by Swiftcurrent Offshore, Ltd. (“Swiftcurrent Offshore”). Swiftcurrent Partners and Swiftcurrent Offshore are referred to herein together as the “Bridger Funds”. The aggregate of 3,000,000 shares held by the Bridger Funds is referred to herein as the “Bridger Shares”. The Bridger Funds are managed by Bridger Management, LLC (“Bridger Management”). By virtue of its shared investment control over the Bridger Funds, Bridger Management may be deemed to beneficially own the Bridger Shares. Bridger Management disclaims beneficial ownership of the Bridger Shares except to the extent of its pecuniary interest therein.

(12)  Mr. Mignone is the managing member of Bridger Management, which has shared investment control over the Bridger Funds. For such reason, Mr. Mignone may be deemed to beneficially own the Bridger Shares. Mr. Mignone disclaims beneficial ownership over the Bridger Shares except to the extent of his pecuniary interest therein.

(13)  Represents shares held by Swiftcurrent Partners. Bridger Capital, LLC (“Bridger Capital”) is the general partner of Swiftcurrent Partners, and therefore may be deemed to beneficially own the shares held by Swiftcurrent Partners. Bridger Capital disclaims beneficial ownership over these shares except to the extent of its direct pecuniary interest therein.

(14)  Mr. Bologna is the Chief Executive Officer and Chairman of the Board of Directors of the Company.

(15)  Includes 270,000 shares of restricted common stock granted to Mr. Bologna on December 21, 2011, which vest on the date on which the 30-day trailing average closing price of the Company's common stock equals or exceeds $2.40.

(16)  Messrs. van den Broek, Metzger, Nusbaum, Serruya and Wurzer are Directors of the Company.

(17)  Represents shares held by HSMR Capital Partners, (QP) LP. Mr. van den Broek is the Managing Member of HSMR Advisors, LLC, which is the General Partner of HSMR Capital Partners, (QP) LP. By virtue of his position with the General Partner of HSMR Capital Partners, (QP) LP, Mr. van den Broek has the power to vote and dispose of the reported securities owned by HSMR Capital Partners, (QP) LP. Mr. van den Broek disclaims beneficial ownership over these shares except to the extent of his pecuniary interest therein.

(18)  Mr. Calhoun is Lead Director of the Company.

(19)  Ms. McNairn is Vice President, General Counsel and Secretary of the Company.

(20)  Mr. O’Toole is Vice President and Chief Financial Officer of the Company.

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PLAN OF DISTRIBUTION

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

- ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

- one or more block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

- purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

- an exchange distribution in accordance with the rules of the applicable exchange;

- public or privately negotiated transactions;

- on the NASDAQ Capital Market (or through the facilities of any national securities exchange or U.S. inter-dealer quotation system of a registered national securities association, on which the shares are then listed, admitted to unlisted trading privileges or included for quotation);

- through underwriters, brokers or dealers (who may act as agents or principals) or directly to one or more purchasers;

- to cover short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;

- through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

- broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share; and

- a combination of any such methods of sale; and

any other method permitted pursuant to applicable law.

In connection with the distributions of the shares or otherwise, the selling stockholders may:

–	enter into hedging transactions with broker dealers or other financial institutions, which may in turn engage in short sales of the shares in the course of hedging the positions they assume;

–	sell the shares short and redeliver the shares to close out such short positions;

–	enter into option or other transactions with broker dealers or other financial institutions which require the delivery to them of shares offered by this prospectus, which they may in turn resell; and

–	pledge shares to a broker dealer or other financial institution, which, upon a default, they may in turn resell.

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The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.  The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any.  Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents.  We will not receive any of the proceeds from this offering.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be "underwriters" within the meaning of Section 2(11) of the Securities Act.  Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act.  Selling stockholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.  In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates.  In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.  The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

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We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold without restriction pursuant to Rule 144 of the Securities Act without regard to any volume limitation requirements thereunder.

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LEGAL MATTERS

The validity of the issuance of the common stock offered by this prospectus and certain other legal matters are being passed upon for us by our counsel, Willkie Farr & Gallagher LLP, New York, New York.

EXPERTS

The consolidated financial statements as of December 31, 2011 and 2010 and for each of the two years in the period ended December 31, 2011 incorporated by reference in this Prospectus have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed with the SEC a registration statement on Form S-3 to register the common stock being offered pursuant to this prospectus.  This prospectus, which forms part of the registration statement, does not contain all of the information included in the registration statement.  For further information about us or the selling stockholders and the shares of common stock offered pursuant to this prospectus, you should refer to the registration statement and its exhibits.

Our annual reports on Form 10-K, along with all other reports and amendments filed with or furnished to the SEC are publicly available free of charge on the investor relations section of our website as soon as reasonably practicable after we file such materials with, or furnish them to, the SEC. Our website is located at http://www.responsegenetics.com . The information on our website is not part of this or any other report that we file with, or furnish to, the SEC. The SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.  You may also read and copy any documents we file with the SEC at its Public Reference Room at 100 F Street, N.E., Room 1580, Washington D.C. 20549.  You may obtain information on the operations of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

INCORPORATION BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus. Any statement contained in a document which is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus, or information that we later file with the SEC, modifies or replaces this information. All documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing of this registration statement and prior to effectiveness of this registration statement and after the date of this prospectus and until we sell all the securities shall be deemed to be incorporated by reference into this prospectus. We incorporate by reference the following previously filed documents:

(1)    Our Current Reports on Form 8-K filed with the SEC on February 6, 2012 and February 21, 2012;

(2)    Our Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC on April 2, 2012;

(3)    Amendment No. 1 to our Annual Report on Form 10-K/A filed with the SEC on April 27, 2012; and

(4)    The description of our common shares set forth in our registration statement filed under the Exchange Act on Form SB-2 (File No. 333-139534) as filed with the SEC on December 21, 2006, as amended, including any amendment or report for the purpose of updating such description.

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To receive a free copy of any of the documents incorporated by reference in this Prospectus (other than exhibits) call or write us at the following address: Response Genetics, Inc., 1640 Marengo St., 6th Floor, Los Angeles, CA 90033, (323) 224-3900.

You should rely only on the information incorporated by reference or provided in this prospectus.  Neither we nor the selling stockholders have authorized anyone else to provide you with different information.  The selling stockholders are not making an offer of these securities in any state where the offer is not permitted.  You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of those documents.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

Set forth below is an estimate (except in the case of the registration fee) of the amount of fees and expenses to be incurred in connection with the issuance and distribution of the offered securities, other than underwriting discounts and commissions.  All of the expenses set forth below shall be borne by us.

SEC Registration Fee	$1147.73
Legal Fees and Expenses	30,000	*
Accounting Fees and Expenses	5,000	*
Printing Expenses	2,000	*
Miscellaneous Expenses	2,500	*

Total	$40,647.73	*

______________
* Estimated and subject to future contingencies

Item 15.  Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any director or officer of the corporation against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful. In a derivative action, ( i.e., one brought by or on behalf of the corporation), indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Pursuant to Section 102(b)(7) of the Delaware General Corporation Law, Article Ninth of our restated certificate of incorporation eliminates the liability of a director to us or our stockholders for monetary damages for such a breach of fiduciary duty as a director, except for liabilities arising:

● from any breach of the director’s duty of loyalty to us or our stockholders;

● from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

● under Section 174 of the Delaware General Corporation Law; and

● from any transaction from which the director derived an improper personal benefit.

We carry insurance policies insuring our directors and officers against certain liabilities that they may incur in their capacity as directors and officers. In addition, we expect to enter into indemnification agreements with each of our directors and executive officers prior to completion of the offering.

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Item 16.  Exhibits

Exhibit No.	Description

4.1	Form of Common Stock Certificate (incorporated by reference to our Registration Statement on Form SB-2 (File No. 333-139534) as filed with the SEC on December 21, 2006, as amended).

4.2	Form of Purchase Agreement, dated February 2, 2012 (incorporated by reference to Exhibit 10.1 filed with the Company's Form 8-K on February 6, 2012).

4.3	Form of Registration Rights Agreement, dated February 2, 2012 (incorporated by reference to Exhibit 10.2 filed with the Company's Form 8-K on February 6, 2012).

5.1	Opinion of Willkie Farr & Gallagher LLP.

23.1	Consent of Willkie Farr & Gallagher LLP (included in its opinion filed as Exhibit 5.1).

23.2	Consent of BDO USA, LLP.
24.1	Power of Attorney (included on the signature pages hereto).

Item 17.  Undertakings

The undersigned registrant hereby undertakes:

(a)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act, as amended;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(i), (a)(ii) and (a)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrants pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

II-2

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act to any purchaser:

(i)  If the registrant is relying on Rule 430B:

(a)  Each prospectus filed by such registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(b) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(ii)  If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes that:

(a) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(b) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers or persons controlling the registrant pursuant to the provisions set forth or described in Item 15 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on April 30, 2012.

RESPONSE GENETICS, INC.

By:	/s/ Thomas A. Bologna
Thomas A. Bologna Chief Executive Officer and Chairman of the Board of Directors

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints David O’Toole and Denise McNairn of Response Genetics, Inc. as his or her true and lawful attorney-in-fact and agent, each acting alone with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) and exhibits to the Registration Statement, and to any registration statement filed under SEC Rule 462, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Thomas A. Bologna	Chief Executive Officer (principal executive officer) and Chairman of the Board of Directors	April 30, 2012
Name: Thomas A. Bologna

/s/ David D. O’Toole	Chief Financial Officer (principal financial and accounting officer)	April 30, 2012
Name: David D. O’Toole

/s/ Kirk K. Calhoun	Lead Director	April 30, 2012
Name: Kirk K. Calhoun

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/s/ Michael A. Metzger	Director	April 30, 2012
Name: Michael A. Metzger

/s/ Gary D. Nusbaum	Director	April 30, 2012
Name: Gary D. Nusbaum

/s/ Michael Serruya	Director	April 30, 2012
Name: Michael Serruya

/s/ Richard van den Broek	Director	April 30, 2012
Name: Richard van den Broek

/s/ David M. Wurzer	Director	April 30, 2012
Name: David M. Wurzer

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EXHIBIT INDEX

Exhibit No.	Description

4.1	Form of Common Stock Certificate (incorporated by reference to our Registration Statement on Form SB-2 (File No. 333-139534) as filed with the SEC on December 21, 2006, as amended).

4.2	Form of Purchase Agreement, dated February 2, 2012 (incorporated by reference to Exhibit 10.1 filed with the Company's Form 8-K on February 6, 2012).

4.3	Form of Registration Rights Agreement, dated February 2, 2012 (incorporated by reference to Exhibit 10.2 filed with the Company's Form 8-K on February 6, 2012).

5.1	Opinion of Willkie Farr & Gallagher LLP.

23.1	Consent of Willkie Farr & Gallagher LLP (included in its opinion filed as Exhibit 5.1).

23.2	Consent of BDO USA, LLP.

24.1	Power of Attorney (included on the signature pages hereto).

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